Filed pursuant to Rule 433 Registration Statement Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.

Callable Range Accrual Notes Due 2017

Final Term Sheet

January 2, 2007

Issuer:	Citigroup Funding Inc.

Guarantee:	All payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of Issuer’s Obligations:	Aa1/AA- (Moody’s/S&P) based upon the Citigroup guarantee.

Offering:	Callable Range Accrual Notes Due 2017

Sole Underwriter:	Citigroup Global Markets Inc.

Underlying Index:	Constant Maturity Swap (CMS30 and CMS2)

Principal Amount Issued:	US$ 25,000,000.00

Pricing Date:	January 2, 2007

Issue Date:	January 10, 2007

Maturity Date:	January 10, 2017

Issue Price:	100% of the principal amount

Interest Rate:

Year 1: 8.45%

Year 2-10: 8.45% x N/D

(quarterly, 30/360, unadjusted)

Where:

N=Number of Calendar Days in Reference Period where Spread fixes equal to or above Accrual Barrier.

D=Number of Calendar Days in Reference Period.

Minimum Coupon is 0.00%

Accrual Barrier:	-0.05%

Spread:	(CMS30 – CMS2)

Reference Period:	Each period beginning on (and including) the day that is two Business Days prior to the commencement of each coupon period and ending on (and excluding) the day that is two Business Days immediately before the next coupon date.

Index Fixings:	CMS30 and CMS2 are respectively the 30 year and 2 year 30/360 USD Semi-annual swap rates as quoted daily on Reuter’s page ISDAFIX1 (11 a.m. fixing)

Interest Calculation Period:	Each three-month period from and including an Interest Payment Date to and including the day immediately preceding the next Interest Payment Date

Interest Payment Date:	Quarterly paid on each April, July, October, and January 10, commencing on April 10, 2007

Payment at Maturity:	100% of the principal amount

Day Count:	Quarterly, 30/360, unadjusted

Early Redemption:	Callable, in whole and not in part, by the Issuer on each Interest Payment Date, beginning on January 10, 2008

Redemption Price:	100% of the principal amount, plus any accrued and unpaid interest

Notice of Redemption:	Not less than 10 Calendar Days

Business Day:	New York

Calculation Agent:	Citigroup Financial Products Inc.

Form and Denomination:	Registered Medium-Term Notes in minimum denominations and minimum increments of US$100,000.00

Clearing and Settlement:	DTC

Listing:	None

CUSIP/ISIN Number:	1730T0BP3

Underwriting Discount:	0.00%

Fees and Conflicts:	Citigroup Financial Products Inc. and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading of other instruments, such as options, swaps or futures, based upon one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Financial Products Inc.’s role as the Calculation Agent for the Notes may result in a conflict of interest.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and prospectus supplement by calling toll-free 1-877-858-5407.